Exhibit 12.1



          PHOTRONICS, INC.

          Computation of Ratio of Earnings to Fixed Charges
          For the Five Years Ended October 31, 1996 and for the
          Three Months Ended January 31, 1996 and February 2, 1997 (dollars in thousands)


                                                                  Three Months
                                                                     Ended
                              Year Ended October 31,           ----------------
                              ----------------------

                                                               January February
                                                                  31,      2,
                      1992    1993     1994     1995     1996    1996    1997
                      ----    ----     ----     ----     ----    ----    ----

   Income before     $6,719  $7,436  $15,301  $29,842  $33,903  $7,551  $8,625
   income taxes. .   ------  ------  -------  -------  -------  ------  ------

   Interest             102     101       75      141      160      36      36
   expense . . . .   ------  ------  -------  -------  -------  ------  ------

   Numerator . . .    6,821   7,537   15,376   29,983   34,063   7,587   8,661

   Denominator . .   $  102  $  101  $    75  $   141  $   160  $   36  $   36
                     ------  ------  -------  -------  -------  ------  ------
   Ratio: 1  . . .       67      75      205      213      213     211     241
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